EXHIBIT 3.6
GLOBAL NET LEASE, INC.
ARTICLES OF AMENDMENT

        Global Net Lease, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Company (the “Charter”) is hereby amended to delete the first sentence of Section 5.1 of Article V in its entirety and to substitute in lieu thereof the following sentence:
The total number of Shares that the Company shall have authority to issue is 290,000,000 shares, of which (i) 250,000,000 shall be designated as common stock, $0.01 par value per share (the “Common Shares”); and (ii) 40,000,000 shall be designated as preferred stock, $0.01 par value per share (the “Preferred Shares”).
SECOND: The Charter is hereby further amended to delete the third sentence of Section 5.1 of Article V in its entirety and to substitute in lieu thereof the following sentence:
The aggregate par value of all authorized shares of stock having par value is $2,900,000.
THIRD: The total number of shares of stock which the Company had authority to issue immediately prior to the foregoing amendments of the Charter was 280,000,000, consisting of 250,000,000 shares of common stock, $0.01 par value per share, and 30,000,000 shares of preferred stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value was $2,800,000.
FOURTH: The total number of shares of stock which the Company has authority to issue pursuant to the foregoing amendments of the Charter is 290,000,000, consisting of 250,000,000 shares of common stock, $0.01 par value per share, and 40,000,000 shares of preferred stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $2,900,000.
FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendments of the Charter.
        SIXTH: The foregoing amendments of the Charter were approved by a majority of the entire Board of Directors of the Company as required by law and were limited to changes expressly authorized by Section 2-105(a)(13) or Section 2-605 of the MGCL without any action by the stockholders of the Company.

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its Co-Chief Executive Officer and attested to by its Chief Financial Officer on this 7th day of November, 2023.

ATTEST:    GLOBAL NET LEASE, INC.

/s/ Christopher J. Masterson___________    By: __/s/ Edward M. Weil, Jr.____________ (SEAL)
Name: Christopher J. Masterson         Name: Edward M. Weil, Jr.
Title: Chief Financial Officer         Title: Co-Chief Executive Officer

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